                 [LOGO OF ALPHA INDUSTRIES INC. APPEARS HERE]

                             ALPHA INDUSTRIES, INC.

                   Notice of Annual Meeting of Stockholders of
             Alpha Industries, Inc. to be held on September 8, 1997

The Annual Meeting of Stockholders of ALPHA INDUSTRIES, INC. (the "Company") will be held on Monday, September 8, 1997, at 2:00 p.m. at the Wyndham Garden Hotel, 30 Wheeler Road, Burlington, Massachusetts for the following purposes:

1. To elect two Class 2 directors, each to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2. To consider and act upon a proposal to approve the continuation of the Alpha Industries, Inc. Shareholder Rights Agreement; and

3. To consider and act upon any other matters which may properly come before the Meeting or any adjourned session thereof.

The Board of Directors has fixed July 17, 1997, as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting.

You are cordially invited to attend the Meeting.

                                   By Order of the Board of Directors



                                   JAMES C. NEMIAH, Secretary


Boston, Massachusetts
July 28, 1997



                             YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the accompanying form of proxy, so that if you are unable to attend the Annual Meeting your shares may nevertheless be voted.

                             ALPHA INDUSTRIES, INC.
                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON SEPTEMBER 8, 1997


This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alpha Industries, Inc., a Delaware corporation with its executive offices at 20 Sylvan Road, Woburn, Massachusetts 01801 (the "Company"), for use at the Annual Meeting of Stockholders to be held on Monday, September 8, 1997, and at any adjournment or adjournments thereof (the "Meeting"). The enclosed proxy relating to the Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about July 29, 1997. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of securities held by them.

Only holders of Common Stock of the Company of record on its books at the close of business on July 17, 1997 will be entitled to receive notice of, and to vote at, the Meeting. As of such date, there were issued and outstanding 10,202,000 shares of Common Stock. Each stockholder is entitled to one vote for each share of Common Stock and may vote such shares either in person or by proxy.

The enclosed proxy, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, for the election of each of the nominees as a director and for continuation of the Shareholder Rights Agreement. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment. The proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending in person and voting at the Meeting.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

The Company's Certificate of Incorporation, as amended, and By-Laws, as amended, provide for the division of the Board of Directors into three classes, each having a three-year term of office. The term of one class expires each year. The terms of two directors, Mr. Arthur Pappas and Mr. Raymond Shamie, expire at the Meeting. Mr. Pappas and Mr. Shamie have been renominated as Class 2 directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

It is the intention of the persons named as proxies to vote for the election of each of the two nominees as a Class 2 director. In the unanticipated event that a nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitute, if any, as the present Board of Directors may designate or to reduce the number of directors. The nominees have not been nominated pursuant to any arrangement or understanding with any person.

The following table sets forth certain information with respect to the nominees, including the year in which each nominee's term would expire, if elected, and with respect to each of the two classes of directors whose terms will continue after the Meeting.


The nominees for Class 2 director are indicated by asterisks.

                                    Principal Occupation,                                                         Year Term
                                    Business Experience                                              Director      Expires
Name                          Age   and Other Directorships                                           Since       and Class
George S. Kariotis (1)        74    Chairman of the Board and Director of the Company.                 1962          1998
                                                                                                                   Class 3

* Arthur Pappas               61    Founder of Datel Systems, Inc., a manufacturer of data             1988          2000
                                    conversion products, Power General Corporation, a                              Class 2
                                    manufacturer of switching power supplies, and Metra-Byte
                                    Corporation, a manufacturer of measurement and control
                                    products for personal computers, President and Chairman of
                                    Astrodyne Corp., a manufacturer of power supplies.

Martin J. Reid (2)            56    Former President and Chief Executive Officer of the Company.       1985          1999
                                                                                                                   Class 1

* Raymond Shamie (3)          76    Former President, Shamie Management Corporation, an                1985          2000
                                    investment management and consulting company.                                  Class 2

Sidney Topol (4)              72    Director of: Scientific-Atlanta, Inc., a manufacturer of           1992         1999
                                    satellite communications and cable television equipment,                       Class 1
                                    Wandel and Golterman Technologies, Inc., a manufacturer of test instruments, Public Broadcasting System, PrimeStar
                                    Partners, a direct-to-home satellite broadcaster; and
                                    President of The Topol Group, Inc., a consulting and
                                    investment company.

Charles A. Zraket (5)         73    Trustee of the Mitretek Corporation, and Trustee of the            1995          1998
                                    Computer Museum in Boston.  Director of Concept Five                           Class 3
                                    Technologies Corp.

(1) Mr. Kariotis was Chairman of the Board and Chief Executive Officer from 1962 when the Company was founded until 1978. From 1979 to 1983, Mr. Kariotis was the Secretary of Manpower Development and Economic Affairs for the Commonwealth of Massachusetts. He was re-elected Chairman of the Board in 1983 and Chief Executive Officer in 1985. Mr. Kariotis resigned as Chief Executive Officer in July 1986 while he campaigned for public office. He was re-elected Chief Executive Officer in November 1986 and served in that capacity until May 1991.

(2) Mr. Reid was President and Chief Executive Officer of the Company until July 1996, when he resigned his officer positions and assumed a new role advising the Company and the Board on business and strategic matters. From 1975 to 1981, Mr. Reid was a Vice President of the Company, and from 1981 to 1985 he was a Senior Vice President of the Company. Mr. Reid was elected President and Chief Operating Officer in 1985 and was elected acting Chief Executive Officer in July 1986. Upon the return of Mr. Kariotis, he relinquished that position and resumed his position as Chief Operating Officer in November 1986. Mr. Reid was promoted to the position of Chief Executive Officer in 1991.

(3) Mr. Shamie was President of Shamie Management Corporation from 1986 to 1995. Prior to 1986, Mr. Shamie was Chairman of the Board and Chief Executive Officer of Metal Bellows Corporation.

(4) Mr. Topol was President of Scientific-Atlanta, Inc. from 1971 to 1983, Chief Executive Officer from 1975 to 1987 and Chairman of the Board from 1978 to 1990. Prior to 1971, Mr. Topol held various executive positions with Raytheon Company.

(5) From 1958 until 1990, Dr. Zraket was employed in various capacities, most recently as President and Chief Executive

Officer, by the MITRE Corporation.

Meetings of the Board of Directors

During the fiscal year ended March 30, 1997, the Board of Directors held four meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of committees of which they were members.

During the fiscal year ended March 30, 1997, the Audit Committee of the Board of Directors, currently composed of Mr. Pappas, Mr. Reid and Mr. Zraket, held two meetings. The functions performed by the Audit Committee included recommending to the Board of Directors the engagement of the independent auditors, reviewing the scope of the proposed audit, reviewing the scope of internal controls and reviewing the implementation by management of recommendations made by the independent auditors.

The Board of Directors also has a Compensation Committee, currently composed of Mr. Topol, Mr. Reid and Mr. Shamie. The Compensation Committee held three meetings during the fiscal year ended March 30, 1997. The functions of the Compensation Committee included making recommendations to the Board of Directors concerning executive compensation, incentive compensation and incentive plans for key employees.

The Board of Directors does not have a nominating committee. Changes in directors are considered by the Board of Directors as a whole.

Securities Beneficially Owned by Certain Persons

On July 17, 1997, there were 10,202,000 issued and outstanding shares of the Common Stock of the Company.

The following table sets forth the beneficial holdings of the Company's Common Stock as of July 17, 1997 of each of the directors of the Company, each of the executive officers named under the heading "Executive Compensation," below, all directors and executive officers as a group and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock, based on information received from or on behalf of the persons named. Unless noted otherwise, the beneficial owners have sole voting and investment power with respect to the shares listed.


                                                          Amount and Nature of
                                                          Beneficial Ownership    Percent
              Name of Beneficial Owner                             (1)            of Class
              ------------------------                    --------------------    --------
              George S. Kariotis                                   4,825            (2)
              Arthur Pappas                                        3,000            (2)
              Martin J. Reid                                     244,977           2.4%
              Raymond Shamie                                      15,000            (2)
              Sidney Topol                                        34,000            (2)
              Charles A. Zraket                                   12,000            (2)
              Thomas C. Leonard                                  106,993           1.0%
              David J. Aldrich                                    24,751            (2)
              Jean-Pierre Gillard                                 20,051            (2)
              Richard A. Langman                                      --            (2)
              Paul E. Vincent                                     16,718            (2)
              James C. Nemiah                                      1,145            (2)
              Executive Officers and Directors                   483,460           4.8%
                 as a group (12 persons)



                                                                           Amount and Nature of         Percent
              Name of Beneficial Owner                                     Beneficial Ownership        of Class
              ------------------------                                     --------------------        --------
              Harvey Kaylie and Gloria W. Kaylie (3)                             1,541,200              15.4%
                 13 Neptune Avenue, Brooklyn NY 11235
              The TCW Group, Inc.  (4)                                             556,500               5.6%
                 865 S. Figueroa St., Los Angeles CA 90017
              Robert Day (12)
                 200 Park Ave., New York NY 10166
              Travelers Group Inc., Smith Barney Holdings Inc., Smith              529,700               5.3%
              Barney Mutual Funds Management Inc. (5)
                 388 Greenwich St., New York NY 10013
              Dimensional Fund Advisors Inc. (6)                                   518,883               5.2%
                 1299 Ocean Ave., Santa Monica CA 90401


(1) Includes certain shares for each listed individual as follows: Kariotis - 3,657 shares allocated to his account under the Company's Savings and Retirement Plan (hereafter referred to as the "S & R Plan"). Pappas - 3,000 shares subject to currently exercisable stock options. Reid - 9,037 shares held by his wife, 26,142 shares held jointly with his wife, 7,305 shares allocated to his account under the S & R Plan and 188,000 shares subject to currently exercisable stock options. Shamie - 3,000 shares subject to currently exercisable stock options. Topol - 3,000 shares subject to currently exercisable stock options. Zraket - 2,000 shares subject to currently exercisable stock options. Leonard - 6,557 shares held jointly with his wife, 1,124 shares allocated to his account under the S & R Plan and 85,000 shares subject to currently exercisable stock options. Aldrich - 751 shares allocated to his account under the S & R Plan and 19,000 shares subject to currently exercisable stock options. Gillard - 830 shares allocated to his account under the S & R Plan and 10,332 shares subject to currently exercisable stock options. Vincent - 2,068 shares allocated to his account under the S & R Plan and 6,400 shares subject to currently exercisable stock options. Nemiah - 345 shares allocated to his account under the S & R Plan and 800 shares subject to currently exercisable stock options. Executive Officers and Directors as a Group - 16,080 shares allocated to certain officers under the S & R Plan as to which such officers have voting power and 320,532 shares subject to currently exercisable stock options.

(2) Less than one percent.

(3) As reported in a Schedule 13D, as amended, dated September 19, 1990, Scientific Components Corporation ("Scientific"), as of September 19, 1990, was the record and beneficial owner of 1,508,300 shares of the Company's Common Stock, and the pension and profit sharing plans of Scientific were the record and beneficial owners of 32,900 shares. Harvey Kaylie and his wife, Gloria W. Kaylie, are each directors, officers and principal stockholders of Scientific and trustees of the pension and profit sharing plans, and may be deemed to be the beneficial owners of the shares held of record by Scientific and its pension and profit sharing plans. Mr. and Mrs. Kaylie have shared power to vote and dispose of all of the aforementioned shares. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(4) As reported in a Schedule 13G dated February 12, 1997.

(5) As reported in a Schedule 13G dated February 5, 1997, in which Smith Barney Mutual Funds Management claimed shared voting and dispositive power in 528,500 shares, and Smith Barney Holdings Inc. and Travelers Group Inc. both claimed shared voting and dispositive power in 529,700 shares. All three entities disclaimed beneficial ownership in any of the shares reported in the filing.

(6) As reported in a Schedule 13G dated February 5, 1997, in which Dimensional Fund Advisors Inc. (DFAI) claimed sole voting power as to 335,283 shares and stated that certain of its officers also serve as officers of DFA Investment Dimensions Group Inc. and the DFA Investment Trust Company and in such other capacities have power to vote an additional 183,600 shares of the Company. DFAI stated that all 518,883 shares are owned by clients of DFAI, none of whom is known to DFAI to own more than 5% of the class.

Executive Compensation

The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer and each of the four most highly compensated executive officers of the Company for each of the Company's last three fiscal years. Information with respect to certain of the executive officers does not appear for all three fiscal years because such officers were not executive officers during all such fiscal years. All of the executive officers listed in the Table are collectively referred to as the "Named Executive Officers".



                                                  Summary Compensation Table
                                                  Annual Compensation               Long-Term Compensation
                                                                                            Awards

                                                                                 Securities          Long-Term
Name and                         Fiscal                         Incentive        Underlying          Incentive       All Other
Principal                        Year                          Compensation       Options          Plan Payouts     Compensation
Position                         Ended           Salary($)       ($) (1)           (#)(2)              ($)            ($) (3)
-----------------------        --------         ----------     ------------      ----------       -------------     ------------
Thomas C. Leonard               3/30/97           216,923              --         50,000                 --            6,347
President,                      3/31/96          $160,577              --             --                 --           $1,633
Chief Executive Officer          4/2/95           146,577         $15,000             --                 --              888

David J. Aldrich (4)            3/30/97           166,538              --         10,000                 --               --
Vice President,                 3/31/96          $135,577              --         35,000                 --           $1,883
General Manager of Alpha         4/2/95            10,000              --         30,000                 --               29
Microwave

Paul E. Vincent                 3/30/97           107,530              --         24,000                 --              260
Vice President, Treasurer,      3/31/96                --              --             --                 --               --
Chief Financial Officer          4/2/95                --              --             --                 --               --

Jean Pierre Gillard (5)         3/30/97           148,293              --         20,000                 --               --
Vice President                  3/31/96                --              --             --                 --               --
                                 4/2/95                --              --             --                 --               --

James C. Nemiah (6)             3/30/97           107,728              --          4,000                 --               --
Secretary,                      3/31/96                --              --             --                 --               --
Corporate Counsel                4/2/95                --              --             --                 --               --
-----------------------------

(1) Payments to the Named Executive Officers under the Alpha Incentive Compensation Program is based on a system of incentive compensation for superior performance as determined by the Compensation Committee.

(2) Options granted under the 1986 Long-Term Incentive Plan and the 1996 Long-Term Incentive Plan (the "Option Plans").

(3) Represents premiums paid by the Company for various term life and whole life insurance policies for the Named Executive Officers and the Company's contributions in fiscal 1995 to the employee's account under the Company's 401(k) plan that was merged with the Company's ESOP into the S & R Plan at March 31, 1995. The Company's contribution to the S & R Plan for fiscal 1997 was accrued and included above, but was not distributed until fiscal 1998.

(4) Mr. Aldrich joined the Company and became an executive officer on February 27, 1995.

(5) Mr. Gillard became an executive officer of the Company on June 27, 1996.

(6) Mr. Nemiah joined the Company on November 21, 1995 and became an executive officer of the Company on September 9, 1996.


The following table sets forth certain information with respect to option grants to the Named Executive Officers during the fiscal year ended March 30, 1997.


                                               Option Grants in Last Fiscal Year
                                                        Individual Grants
                              ------------------------------------------------------------------
                                Number of                                                             Potential Realizable
                                Securities        % of Total                                            Value at Assumed
                                Underlying          Options          Exercise                         Annual Rates of Stock
                                 Options          Granted to          or Base                         Price Appreciation for
                                 Granted         Employees in          Price       Expiration             Option Term (2)
Name                              (#)(1)          Fiscal Year         ($/Sh)          Date             5%($)          10%($)
                              --------------- -------------------- -------------- -------------- -----------------------------
Thomas C. Leonard                 50,000             8.4%              7.63          8/6/06           621,464         989,611
David J. Aldrich (3)              35,000             5.9%              9.38          6/14/06          534,801         851,610
                                  10,000             1.7%              7.75         11/26/06          126,248         201,035
Paul E. Vincent                    4,000             0.7%              9.38          6/14/96           61,120          97,327
                                  20,000             3.4%              7.00          2/13/07          228,060         363,160
Jean Pierre Gillard               20,000             3.4%              9.38          6/14/06          305,600         486,634
James C. Nemiah                    4,000             0.7%              9.38          6/14/96           61,120          97,327

(1) The options were granted under the Option Plans, and are subject to a vesting schedule pursuant to which, in general, the options become exercisable at a rate of 20% per year commencing one year after the date of grant provided the holder of the option remains employed by the Company. Options may not be exercised beyond 90 days after the holder ceases to be employed by the Company, except in the event of termination by reason of death, retirement or permanent disability, in which event the option may be exercised for up to one year following termination.

(2) The assumed rates are compounded annually for the full term of the options.

(3) A grant to Mr. Aldrich early in the 1997 fiscal year of options to Mr. Aldrich to purchase 35,000 shares of Common Stock at an exercise price of $9.375 per share was reported in the 1996 Proxy Statement. That grant is included in this table.

The following table sets forth certain information with respect to the exercise of options and the aggregated number and value of options exercisable and unexercisable by the Named Executive Officers as of March 30, 1997.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                                          Number of Securities Underlying       Value of Unexercised
                                Shares                         Unexercised Options at          In-The-Money Options at
                              Acquired on      Value           March 30, 1997 (#) (1)           March 30, 1997 ($) (1)
                                Exercise      Realized
                                  (#)           ($)         Exercisable    Unexercisable    Exercisable     Unexercisable
                             -------------------------------------------------------------------------------------------------
Thomas C. Leonard                  --             --          68,000           57,000          253,000            24,500
David J. Aldrich                   --             --          10,000           65,000               --                --
Paul E. Vincent                 2,000         12,026           5,300           25,200           18,750            18,750
Jean Pierre Gillard                --             --           2,333           38,001            6,999            25,876
James C. Nemiah                    --             --              --            5,500               --                --
-------------------

(1) The options were granted under the Option Plans. See Note 1 to the previous table.

Long-Term Compensation Plan

The Company's Long-Term Compensation Plan (the "Long-Term Compensation Plan") is a non-qualified supplemental executive retirement plan (SERP) providing deferred compensation for senior executives designated by the Compensation Committee. The following table illustrates the approximate level of benefits payable to a participant under the Long-Term Compensation Plan who retires at age 65 and receives his or her benefit in the form of a single life annuity. The amounts shown do not reflect any reduction for Offset Amounts, as defined below.


                                             Pension Plan Table

             Highest 12 Months                    Years of Service
              Base Pay During        ------------------------------------------------------
              Final 36 Months                1            5           10        15 or more
                    $100,000               $3,333      $16,667      $33,333      $  50,000
                    $150,000               $5,000      $25,000      $50,000      $  75,000
                    $200,000               $6,667      $33,333      $66,667       $100,000
                    $250,000               $8,333      $41,667      $83,333       $125,000

The benefit payable under the Long-Term Compensation Plan is based upon a straight life annuity beginning at age 65 equal to 50% of a participant's regular base pay during the highest 12 consecutive months within the 36 month period immediately preceding the participant's retirement. The benefit is ratably reduced if the participant retires with less than 15 Years of Service as a full time employee following October 1, 1990 or retires prior to age 65. The cash benefit payable to a participant is offset by the sum of (i) certain matching Company contributions to the S & R Plan and (ii) 50% of the value of an annuity which could be purchased using the gain from exercised stock options or, in certain cases, stock options which are then exercisable, which have been designated by the Compensation Committee as options to be offset (the "Offset Amounts"). The cash benefit is not subject to offset for social security benefits.

If a participant elects to retire before age 65 and to begin receiving benefits immediately, or if a participant elects a joint and survivor benefit, the amount of the benefit is actuarially adjusted. Alternatively, the participant may elect to take a lump sum distribution of an actuarially equivalent amount. If a participant dies prior to retirement, his or her beneficiary is entitled to a ten year annuity at a rate equal to 25% of the participant's base pay, less the value of the Offset Amounts.

During the fiscal year ended March 30, 1997, two of the Named Executive Officers participated in the Long-Term

Compensation Plan: Mr. Leonard and Mr. Aldrich. The compensation amounts that would have been included in base compensation for purposes of calculating the benefit under the Long-Term Compensation Plan were: Mr. Leonard - $216,923 and Mr. Aldrich - $166,538. At year end, Mr. Leonard had two Years of Service under the Long-Term Compensation Plan, and Mr. Aldrich had one year.

Executive Compensation Plan

The Company's Executive Compensation Plan (the "Executive Compensation Plan") is an unfunded, non-qualified deferred compensation plan for the purpose of providing deferred compensation for selected management employees. Participants may elect to defer a portion of their compensation, and the Company, in its sole discretion, may make additional contributions to the account of a participant on such terms as the Company specifies. All deferred amounts are held in a trust. Participants defer recognizing taxable income on the amount held for their benefit until the amounts are paid.

A participant elects the date at which the deferrals and vested Company contributions will be paid to the participant. Special rules are provided for distributions in the case of a participant's death or disability, a change in control of the Company, early retirement, or in the event of unforeseen emergencies, all as defined in the Executive Compensation Plan. During the fiscal year ended March 30, 1997, Mr. Leonard and Mr. Aldrich participated in the Executive Compensation Plan. The Company did not make any discretionary contributions to their accounts for fiscal 1997.

Employment Agreements

The Company has Severance Agreements with each the Named Executive Officers, under which they are entitled to receive various benefits in the event that they are terminated under specified circumstances.

If Mr. Leonard is terminated or quits within two years after a change in control of the Company, he will receive a lump sum payment equal to two times his annual salary. If he is terminated without cause or quits for good reason at any other time, he will receive two years of salary continuation. In all such cases, all of his stock options will vest immediately. If Mr. Leonard retires within twelve months after September 30, 1999, the Company will enter into a two year consulting arrangement with him at a consulting fee equal to his salary and all of his stock options will vest immediately. The term of Mr. Leonard's severance agreement is indefinite.

If Mr. Aldrich is terminated or quits within two years after a change in control of the Company, he will receive two years of salary continuation. If he is terminated without cause at any other time, he will receive one year of salary continuation. In all such cases, all of his stock options will vest immediately. The term of Mr. Aldrich's agreement is indefinite.

If Mr. Gillard is terminated or quits within two years after a change in control of the Company, he will receive two years of salary continuation. If he is terminated without cause at any other time, he will receive two years of salary continuation. In all such cases, all of his stock options will vest immediately. Mr. Gillard's agreement expires on April 30, 1998.

If Mr. Vincent or Mr. Nemiah is terminated within one year after a change in control of the Company, he will receive one year of salary continuation. The agreements of Mr. Vincent and Mr. Nemiah expire on August 22, 1998.

Compensation of Directors

Directors who are not employees of the Company are paid a quarterly retainer of $2,125 plus an additional $1,000 for each full-day meeting (including committee meetings) attended. Directors who are committee chairmen receive an additional quarterly retainer of $250. In addition, each new non-employee director receives an option to acquire 5,000 shares of Common Stock immediately following the Company's Annual Meeting of Stockholders at which said director is first elected by the stockholders or which first follows his appointment by the Board of Directors.

In August 1992, the Company entered into a consulting arrangement with Mr. Topol pursuant to which Mr. Topol will provide consulting services to the Company in return for a fee of $7,000 per quarter.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Mr. Topol, Mr. Shamie and Mr. Reid. Except for Mr. Reid, who was the President and CEO, and is still an employee, of the Company, no member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. See "Compensation Committee Report on Executive Compensation."

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Company with respect to policies for executive officer compensation. The Compensation Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

In the past, the Company has entered into multi-year employment agreements with its executives, which provided the executive a specified salary and position and participation in specified executive benefit plans, as well as providing for salary continuation in the event of termination after a change in control or termination without cause. The Committee has now put in place severance agreements for the executives, which do not guarantee salary, position or benefits, but simply provide salary continuation in the event of a termination after a change in control or termination without cause.

The objective of the Compensation Committee in determining the type and amount of executive compensation is to provide a level of compensation that allows the Company to attract and retain superior talent, to achieve its business objectives, and to align the financial interests of the executive officers with the stockholders of the Company. The elements of compensation for the executives are base salary, short-term cash incentives, long-term stock-based incentives, and retirement plans.

Compensation for the Company's Chief Executive Officer and the other executives, including salary and short and long-term incentives, is established at levels that are competitive with the compensation of comparable executives in similar companies. The Committee periodically utilizes studies from Watson Wyatt Worldwide and other compensation experts on executive compensation in comparable high technology and manufacturing companies, especially those located in the Greater Boston area and the east coast of the United States. Based on these studies, the Committee establishes base salaries, expected short-term incentive compensation and long-term incentive compensation so as to set the combined value at or near the median of the range indicated by the study. In establishing individual compensation, the Committee also considers the individual experience and performance of the executive, as well as the performance of the Company. The Compensation Committee also relies on the recommendations of the Chief Executive Officer for determining the salaries for the other executives.

Short-term incentive compensation for each executive is established annually by the Committee, by tying a percentage of each executive's total cash compensation to the accomplishment of specific financial objectives for the Company and for each division. A comparable program is established annually by management for non-executive employees with significant responsibility for results. Because Company financial results for fiscal 1997 were below the lowest threshold established for payment of incentive compensation to the executives, no incentive compensation will be paid to any executive with respect to fiscal 1997. See "Summary Compensation Table", above.

Long-term, stock-based incentive compensation has been provided under the 1986 Long-Term Incentive Plan (the "1986 Plan") and the 1996 Long-Term Incentive Plan (the "1996 Plan") (collectively, the "Option Plans"). The 1986 Plan expired in December 1996, and the 1996 Plan was approved by the Company's stockholders in September 1996. Under the Option Plans, the Committee has awarded nonqualified stock options, incentive stock options and restricted stock awards. Restricted stock awards involve the issuance of shares of Common Stock which may not be transferred or otherwise encumbered, subject to certain exceptions, for varying amounts of time, and which will be forfeited, in whole or in part if the employee leaves the

Company. Options and restricted share awards provide a method of tying the value of the executive's compensation to the value of the Company's stock.

The Company also permits executives and other employees to purchase Company stock through the Employee Stock Purchase Plan at a discount. Under the S & R Plan, the Company can also match a portion of the contributions of executives and other employees with grants of Company stock.

The stock ownership afforded under the Option Plans, the Stock Purchase Plan and the S & R Plan allows executives to acquire a significant, long-term stock ownership position in the Company, which serves to align the executives' interests with stockholders' interests.

The final component of executive compensation provides executives with deferred income. Executives designated by the Compensation Committee participate in the Long-Term Compensation Plan and the Executive Compensation Plan which are discussed under "Long-Term Compensation Plan" and "Executive Compensation Plan" above. Executives may also participate in the S & R Plan.

Report Submitted By: Compensation Committee - Sidney Topol, Raymond Shamie and Martin J. Reid

Performance Graph

The following graph shows the yearly change in the Company's cumulative total stockholder return for fiscal years ended March 28, 1993, April 3, 1994, April 2, 1995, March 31, 1996 and March 30, 1997, based upon the market price of the Company's Common Stock, compared with: (i) the cumulative total return on the Standard & Poor's 500 Index and (ii) the Standard & Poor's Technology 500 Index.

                                       Data Provided in Lieu of "Performance Graph"
                                 March 92      March 93       March 94       March 95      March 96       March 97
                               ---------------------------------------------------------------------------------------
         Alpha Industries        100           121.05         131.58         473.68        365.77         257.89

         S&P Tech 500            100           109.88         129.24         163.55        220.81         298.51

         S&P 500                 100           115.23         116.93         135.13        178.51         213.89

The above graph assumes a total initial investment of $100 as of March 29, 1992, and shows a "Total Return" that assumes reinvestment of dividends and is based on market capitalization at the beginning of each period.

PROPOSAL 2

APPROVAL OF THE ALPHA INDUSTRIES, INC.
SHAREHOLDER RIGHTS AGREEMENT

Adoption of the New Shareholder Rights Agreement in December 1996

The Board of Directors unanimously adopted a new Shareholder Rights Agreement (together with related documents, the "Rights Agreement") on December 5, 1996, and declared a dividend distribution to all stockholders of one Purchase Right (the "Rights") for each outstanding share of the Company's Common Stock. The Board considers the Rights to be the best available means of protecting both the stockholders' right to retain their equity investment in the Company and the full value of that investment, while not foreclosing a fair acquisition bid for the Company. A fuller explanation of the Board's reasons for taking these actions is set out below under "The Board's Reasons for Adopting the Rights Agreement."

The Board believes that the Rights Agreement is of such importance to the stockholders that it decided to present the case for the Rights Agreement to a vote of the Company's stockholders. The Rights Agreement and the Rights will continue in effect only if the Rights Agreement is approved by an affirmative vote of the holders of a majority of the Common Stock present or represented at the Meeting and entitled to vote. A vote for (or against) the Rights Agreement) will also constitute a vote for (or against) the Rights.

The Company has had a Shareholder Rights Agreement since November, 1986, when the Board of Directors declared a dividend of Stock Purchase Rights. The original Shareholder Rights Agreement, as amended, was in effect at the time that another company attempted to purchase Alpha in 1992 for $4.50 per share. The original Shareholder Rights Agreement had a life span of ten years and was set to expire in December of 1996.

Faced with the prospect of having no Shareholder Rights Agreement in place, the Board reviewed the Company's available protections against the risk that an unsolicited takeover attempt might win control of the Company even if the Board was convinced that the offer was too low or unfair, thereby depriving the Company's stockholders of the opportunity to benefit from either a higher offer or from future increases in the value of the Company's stock if the Company remained independent. Based on the advice of the Company's outside lawyers, the Board concluded that the Company's exposure to this potential risk was unacceptable and decided to adopt the Rights Agreement, which is substantially similar to the former plan.

Description of the Rights.

The Rights will be exercisable only if: (i) a person or group acquires 10% or more of the Company's Common Stock, or (ii) announces a tender offer the consummation of which would result in ownership by a person or group of 10% or more of the Common Stock, or (iii) if a person who owned more than 10% of the Company's Common Stock as of the date on which the Rights were distributed purchases any additional shares. Ten days after any of those events occurs, each Right will entitle stockholders to buy one share of Common Stock at an exercise price of $40.00.

In addition, if a person or group does acquire 10% or more of Alpha outstanding Common Stock (whether through tender offer or otherwise), each Right will entitle its holder (other than the acquiring person or group) to purchase, at the Right's then-current exercise price, a number of shares of Alpha's Common Stock having a market value equal to twice that exercise price.

If the Company is acquired in a merger or other business combination transaction after a person has acquired 10% or more of the Company's outstanding Common Stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice that exercise price.

Following the acquisition by a person or group of beneficial ownership of 10% or more of the Company's Common Stock and prior to an acquisition of 50% or more of the Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by the acquiring person or group), in whole or in part, at an exchange ratio of one share of Common Stock per Right.

Prior to the acquisition by a person or group of beneficial ownership of 10% or more of the Company's Common Stock, the Rights are terminable at the option of the Board of Directors.

The Rights are intended to enable all Alpha stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The dividend distribution was paid on December 5, 1996 to stockholders of record on December 5, 1996. The Rights will expire on December 5, 2006, unless earlier terminated. The Rights distribution is not taxable to stockholders.

A Summary of the Rights is attached to this Proxy Statement as Exhibit A.

The Decision to Put the Rights Agreement to a Shareholder Vote.

The Board of Directors of the Company has the full power, under Delaware law and the Company's Certificate of Incorporation and By-Laws, to adopt the Rights Agreement without a vote by stockholders. In fact, the Board is not aware of any other instance in the United States where a public company has put a shareholder rights agreement to a binding vote of its stockholders.

The Board, based on its review of the usefulness of shareholder rights agreements, firmly believes that the Rights Agreement should continue in effect and that the Company's stockholders will realize the greatest benefit if it does. Nonetheless, the Board felt strongly that the stockholders should be offered the opportunity to make their own decision about the Rights Agreement.

The Board's Reasons for Adopting the Rights Agreement.

The Board is committed to creating shareholder value. Under the right circumstances, stockholders may realize the greatest value by selling their stock to an acquiror of the Company. However, there is always a risk that a particular acquisition offer will not offer stockholders the best value. The Rights Agreement is designed to make it more likely that any such acquiror will negotiate with the Board of Directors, who are obligated to protect the interests of all of the stockholders.

An acquiror may offer a price that does not reflect the full long-term value of the Company. The Rights Agreement will ensure that any such offer is measured against the Board's fully-informed opinion as to the true value of the Company.

An acquiror may structure its offer in such a way as to coerce stockholders into accepting an inadequate price for fear of receiving even less later. An example is the now-classic "two tier tender offer", which offers one price for the first 51% of the shares tendered and a lower or less desirable payment for the remaining 49%. Another example is the "partial tender offer", in which the offeror wants to buy only a part of the Company, but a large enough part to gain effective control. In both of these cases, some stockholders will suffer. The Rights Agreement will allow the Board to require that any acquiror treat all stockholders equally and equitably.

An acquiror may accumulate a large block of the Company's stock, without paying a premium, and may use that block to influence or control the affairs of the Company to the detriment of the other stockholders or to acquire the Company at an unfair price. The Rights Agreement will prevent anyone from utilizing this back-door method.

The Board of Directors is aware that arguments have been advanced that securities like the Rights may deter legitimate acquisition proposals. The Board has considered these views and concluded that those arguments are speculative and do not justify leaving the Company and its stockholders without any protection against unfair treatment by an acquiror. The Board believes that the Rights and the Rights Agreement represent a sound and reasonable means of addressing the complex issues of corporate policy created by the risk of an unfair takeover attempt.

More than 1,400 U.S. and Canadian companies have adopted shareholder rights agreements to protect their stockholders, including over 55% of the Fortune 500 companies.

The Supreme Court of Delaware has upheld the legality of shareholder rights agreements, ruling that the adoption of a shareholder rights agreement under appropriate circumstances is a legitimate exercise of the board's business judgment in that it helps a board to better fulfill its fiduciary obligations to the stockholders it serves. Without the Rights Agreement, in the event of an unsolicited takeover attempt, your Board may not have sufficient time to act effectively to maximize the value of the stockholders' investment.

The Board of Directors and management are not aware of any pending or presently threatened efforts to obtain control of the Company. However, in the Board's opinion, that fact does not justify leaving the Company's stockholders without the protection of the Rights Agreement.

What the Rights Agreement Will Do, and What It Won't Do

The Rights Agreement will make it more likely that any party interested in acquiring the Company will approach and negotiate with the Board of Directors. The Rights Agreement will give the Board the time to evaluate any such offer to determine if it is fair and reflects the full value of the Company. If an offer is not satisfactory, the Rights Agreement will give the Board the time and opportunity to seek other, better offers or to negotiate for an improvement of the original offer.

The Rights Agreement is not intended to prevent, and should not prevent, properly priced, fair offers for all of the Company's shares. Nor should it prevent proxy contests for control of, or seats on, the Board of Directors.

The Rights Agreement will not relieve the Board of its fiduciary obligation to consider in good faith any proposal to acquire the Company, nor does it allow the Board to act against the stockholders' interests for the purpose of entrenching management. The law requires the Board to make all decisions in good faith and act in the best interest of off of the Company's stockholders. Your Board, in accordance with its fiduciary obligations and the law, will represent all of the stockholders when and if a decision is to be made in the context of a particular proposal.

The Rights Agreement has not resulted in any change in the corporate structure of the Company, nor has it weakened its financial strength or interfered with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, and will not change the way that stockholders can trade the Common Stock. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the Rights becoming exercisable, since prior to such an event, the Rights may be redeemed by the Company at $.01 per Right (a total of approximately $100,000 based on the shares of Common Stock outstanding on the record date of the meeting).

Certain Effects of the Rights.

The Rights Agreement is intended by the Board of Directors to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms' length negotiations with the Company's management and the Board of Directors. However, the Rights Agreement could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In particular, the Rights Agreement may discourage a party from seeking to acquire the Company on account of the substantial dilution to which an acquiror is potentially exposed in the event the Board of Directors of the Company does not redeem the Rights.

In addition, since the Rights Agreement is designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company or a third party at a premium, adoption of the Rights Agreement could tend to reduce temporary fluctuations in the market price of the Company's stock which are caused by accumulations of large blocks of stock. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily high market price. Takeovers or changes in management of the Company that are proposed and effected without prior consultation and negotiation with the Company's management are not necessarily detrimental to the Company and its stockholders. However, the Board believes that the benefits of protecting the Board's ability to negotiate with the proponent of an unfriendly or unsolicited proposal to takeover or restructure the Company outweigh the disadvantages of discouraging such proposals.

Other Provisions Potentially Affecting a Change in Control of the Company

Apart from the Rights Agreement, there are provisions under the Company's Certificate of Incorporation that could render more difficult or discourage an attempt to obtain control of the Company, including: staggered election of Directors; no action by stockholders without a meeting; special meetings of the stockholders may only be called by the Chairman or the; the requirement that holders of 80% of the Company's voting stock approve certain mergers, consolidations, asset sales, leases and other transactions involving a person (or an affiliate of a person) who beneficially owns, directly or indirectly, 5% or more of the

Company's shares entitled to vote in the election of Directors; and the requirement that holders of 90% of the Company's voting stock approve certain mergers, consolidations, asset sales, leases and other transactions involving a person (or an affiliate of a person) who beneficially owns, directly or indirectly, 20% or more of the Company's shares entitled to vote in the election of Directors.

In addition, Section 203 of the Delaware General Corporation Law prohibits the Company from engaging in certain business combinations with any interested stockholder (which, subject to certain exceptions, includes any person who together with such person's affiliates and associates owns 15% or more of the outstanding voting stock of the Company) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the Board of Directors has approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder and his affiliates and associates owned at least 85% of the voting stock of the Company (excluding certain management and employee plan shares), or (iii) the business combination is approved by the Board and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder or his affiliates or associates.

The Board of Directors considered these provisions in adopting the Rights Agreement and concluded that the Rights Agreement would provide significant additional protection to the stockholders of the Company against abusive takeover tactics.

Recommendation

As described above, the Board of Directors believes that the outstanding Rights provide the Board with an instrument which may be important to protect against inadequate acquisition proposals and to maximize the future value of the Company's stock. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED APPROVAL OF THE SHAREHOLDER RIGHTS AGREEMENT.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Scientific Components Corporation, currently the record holder of 15.4% of the Company's Common Stock, is a customer of the Company. During the fiscal year ended March 30, 1997, Scientific Components Corporation purchased approximately $5.1 million of the Company's products in the ordinary course of business. During the fiscal year ended March 30, 1997, Scientific Atlanta Corporation, of which Mr. Topol is a Director and former Chairman, CEO and President, purchased approximately $1.0 million of the Company's products in the ordinary course of business. See "PROPOSAL 1 - ELECTION OF DIRECTORS - Securities Beneficially Owned by Certain Persons".


OTHER PROPOSED ACTION

As of the date hereof, the management of the Company knows of no business to come before the Meeting other than the election of directors and the approval of the Shareholder Rights Agreement. However, if any other business should properly be presented to the Meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons holding the proxies.


OTHER MATTERS

Voting Procedures

The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. The two nominees for director of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon will be elected directors of the Company. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for the approval of Proposal 2.

Abstentions will have no effect on the outcome of the vote for the election of directors, but will have the effect of being cast against the proposal to approve the Rights Agreement even though the stockholders so abstaining intends a different interpretation. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Meeting, will not be counted towards a quorum and will not be voted in the election of directors or on the proposal to approve the Rights Agreement.

Relationship With Independent Public Accountants

The Board of Directors has appointed KPMG Peat Marwick LLP as the independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 1998. Such firm and its predecessors have served continuously in that capacity since 1974.

A representative of KPMG Peat Marwick LLP will be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report On Form 10-K

Copies of the Company's Annual Report on Form 10-K for the fiscal year ended March 30, 1997 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to Investor Relations, Alpha Industries, Inc. at 20 Sylvan Road, Woburn, Massachusetts 01801.

Stockholder Proposals

Proposals which stockholders wish to include in the Company's proxy materials relating to its 1997 Annual Meeting of Stockholders must be received by the Company no later than April 2, 1998.

                                                                  EXHIBIT A
                           DESCRIPTION OF THE RIGHTS

Pursuant to a Shareholder Rights Agreement (the "Rights Agreement") dated as of December 5, 1996, entered into between Alpha Industries, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), on December 4, 1996, the Board of Directors of the Company, declared a dividend payable at the close of business on December 5, 1996 of one right (a "Right") for each outstanding share of Common Stock, par value $.25 per share (the "Common Stock"), of the Company held of record on December 5, 1996 (the "Record Date") or issued thereafter and prior to the Distribution Date (as hereinafter defined).

Each Right entitles the registered holder to purchase from the Company, after the Distribution Date, one share of Common Stock for a price of $40 (the "Purchase Price"), subject to adjustment. These Rights are substantially similar to rights issued by the Company in 1986 which expired on December 5, 1996.

The Rights are not exercisable until the Distribution Date. The Distribution Date is defined as the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding Common Stock or increased such ownership further above 10% of the outstanding Common Stock, or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding Common Stock.

Until the Distribution Date (or earlier redemption or expiration of the Rights)
(i) the Rights will be evidenced by the certificates representing Common Stock with a copy of a Summary of Rights attached thereto, (ii) the Rights will be transferred with and only with the Common Stock, (iii) new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference, and (iv) the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by the stock certificate.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, under the terms of the Shareholder Rights Agreement proper provision must be made so that after the Distribution Date each holder of a Right (other than Rights beneficially owned by the Acquiring Person or the affiliates and associates of the Acquiring Person, which will thereafter be void) will have the right to acquire at the then current Purchase Price of the Right that number of shares of Common Stock which at that time have a market value of two times the Purchase Price of the Right.

In the event that after the Distribution Date the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right (other than an Acquiring Person and the affiliates and associates or the Acquiring Person, whose Rights will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of Common Stock of the acquiring company which at the time of that transaction will have a market value of two times the Purchase Price of the Right.

The Rights will expire on December 5, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below; provided, however, the Rights and the Rights Agreement will terminate at the next annual meeting of stockholders of the Company following the date of the Rights Agreement if the stockholders do not approve the Rights Agreement at that meeting.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by the Acquiring Person of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person and affiliates and associates of the Acquiring Person, which will have become void) in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

At any time prior to or within 10 business days following the acquisition by an Acquiring Person of beneficial ownership of 10% or more of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then-current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of shares of Common Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock, a stock dividend on the Common Stock payable in Common Stock or a subdivision, consolidation or combination of the Common Stock occurring prior to the Distribution Date.

Pursuant to the Rights Agreement, certain actions (e.g. redeeming outstanding Rights, amending the Rights Agreement, etc.) may only be made with the approval of the Board of Directors of the Company.